CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Impact to
Operations from Hurricane Ian

Houston, TX, October 17, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced today that the operations of 51 of the Company’s 614 clinics were affected by Hurricane Ian. Due to the high winds, loss of electrical power, flooding and road closures attributed to the severe storm, U.S. Physical Therapy’s business was interrupted in large parts of the states of Florida, Georgia, and South Carolina. The Company estimates that approximately 3,500 patient visits, representing approximately $300,000 in revenue and gross profit contribution, were lost from September 26 through September 30.  An additional 1,100 patient visits, representing approximately $95,000 in revenue and gross profit contribution, were lost in the first week of October.  The Company expects continued interruption at several clinics for the next few weeks and will provide an update on its third quarter conference call scheduled for Thursday, November 3, 2022, at 10:30 am Eastern/9:30 am Central.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 614 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 33 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
###